                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY

                                                                          JURISDICTION OF
         SUBSIDIARY                          PARENT                INCORPORATION OR ORGANIZATION
-----------------------------    ------------------------------    -----------------------------
A.C. Moore Incorporated          A.C. Moore Arts & Crafts, Inc.    Delaware

Moorestown Finance, Inc.         A.C. Moore Arts & Crafts, Inc.    Delaware

Blackwood Assets, Inc.           Moorestown Finance, Inc.          Delaware

A.C. Moore Urban Renewal, LLC    A.C. Moore Arts & Crafts, Inc.    Delaware